Exhibit 99.1

Jerash Holdings Reports Financial Results

for Fiscal 2025 First Quarter

FAIRFIELD, N.J., August 13, 2024 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2025 first quarter, ended June 30, 2024.

“Revenue for the fiscal 2025 first quarter grew by nearly 18 percent over the prior year period to a record high,” said Sam Choi, Jerash’s chairman and chief executive officer. “We are continuing to receive an increasing number of purchase orders for export shipments to our global customers in the U.S. and Europe, and our factories are currently fully booked through December 2024.

“Jerash’s gross margin was once again impacted by the Red Sea shipping crisis, which continues to disrupt ocean trade routes, and led to significant increases in ocean freight rates and inland trucking prices. We faced delays in receiving raw materials last quarter due to the disruptions in the Red Sea, resulting in delays in production. Consequently, we incurred additional manufacturing costs associated with catching up on deliveries to our customers to compensate for these delays.

“The increased logistics and labor costs had an approximately 440 basis point negative impact on gross margin for the first quarter. Nevertheless, gross margin increased by about 400 basis points over the preceding quarter. While some of the higher costs are continuing into the second quarter, we anticipate a more normalized operating environment in the second half of this fiscal year.

“Positive momentum is continuing as we proceed into fiscal 2025. We are receiving a steady flow of purchase orders from global customers, expanding our product mix, as well as an increasing number of trial orders from major brands through our joint venture partner, Busana Apparel Group. To ensure minimal operational disruptions in the event of an escalating geopolitical situation in the region, we have put contingency plans in place with our partners in other locations,” Choi added.

Outlook

●	Revenue for the fiscal 2025 second quarter is expected to increase by 11-13 percent from the same quarter last year; full-year revenue is expected to increase by 20-25 percent.

●	Gross margin goal for fiscal year 2025 is currently expected to be around 12-14 percent, subject to logistics and shipping charges and product mix.

Fiscal 2025 First Quarter Results

Fiscal 2025 first quarter revenue advanced to $40.9 million, up by 17.8 percent from $34.7 million in the same period last year, reflecting an increase in shipments to Jerash’s major U.S. customers and growth with new customers in other regions that the Company added during the past two years.

Gross profit was $4.6 million for the fiscal 2025 first quarter, compared with $5.6 million in the same quarter last year. Gross margin for the quarter decreased to 11.3 percent, from 16.0 percent in the same period last year, primarily due to higher raw material import costs caused by the Red Sea shipping disruption, as well as additional costs, primarily on overtime and incentives paid, associated with catching up on delivery schedules to customers.

Operating expenses totaled $5.5 million in the fiscal 2025 first quarter, compared with $4.5 million in the same period last year. The increase was primarily due to the increase in shipments, higher sampling support costs, and increases in payroll and stock-based compensation expenses.

Operating loss totaled $829,000 in the fiscal 2025 first quarter, versus operating income of $1.1 million in the same period last year.

Total other expenses were $426,000 in the fiscal 2025 first quarter, compared with $299,000 in the same quarter last year. The increase primarily reflected higher interest expenses from the supply chain financing programs of certain major customers.

Net loss was $1.4 million, or $0.11 per share, in the fiscal 2025 first quarter, compared with net income of $495,000, or $0.04 per share, in the same period last year. Comprehensive loss attributable to the Company’s common stockholders totaled $1.3 million in the fiscal 2025 first quarter, versus comprehensive income of $402,000 in the same period last year.

Balance Sheet, Cash Flow, and Dividends

Cash and restricted cash totaled $13.0 million, and net working capital was $34.5 million as of June 30, 2024. Net cash used in operating activities was approximately $2.2 million for the quarter ended June 30, 2024, compared with net cash provided by operating activities of $25,000 for the same period last year.

On August 5, 2024, Jerash’s board of directors approved a regular quarterly dividend of $0.05 per share on its common stock, payable on August 23, 2024 to stockholders of record as of August 16, 2024.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2025 first quarter results today, August 13, 2024, at 9:00 a.m. Eastern Time.

Phone:	888-506-0062 (domestic); 973-528-0011 (international)
Conference ID:	510634

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (Unaudited)

	For the Three Months Ended June 30,
	2024	2023

Revenue, net	$40,935,716	$34,735,657
Cost of goods sold	36,295,845	29,168,117
Gross Profit	4,639,871	5,567,540

Selling, general, and administrative expenses	4,999,744	4,234,918
Stock-based compensation expenses	468,935	240,802
Total Operating Expenses	5,468,679	4,475,720

(Loss) Income from Operations	(828,808)	1,091,820

Other Income (Expenses):
Interest expenses	(480,203)	(388,951)
Other income, net	54,035	90,227
Total other expenses, net	(426,168)	(298,724)

Net (loss) income before provision for income taxes	(1,254,976)	793,096

Income tax expenses	111,721	297,981

Net (loss) income	(1,366,697)	495,115

Net loss attributable to noncontrolling interest	21,481	1,411
Net (loss) income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$(1,345,216)	$496,526

Net (loss) income	$(1,366,697)	$495,115
Other Comprehensive Income (Loss):
Foreign currency translation income (loss)	8,913	(94,659)
Total Comprehensive (Loss) Income	(1,357,784)	400,456
Comprehensive loss attributable to noncontrolling interest	21,481	1,411
Comprehensive (Loss) Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$(1,336,303)	$401,867

(Loss) Earnings Per Share Attributable to Common Stockholders:
Basic and diluted	$(0.11)	$0.04

Weighted Average Number of Shares
Basic	12,294,840	12,294,840
Diluted	12,294,840	12,294,840

Dividend per share	$0.05	$0.05

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	March 31, 2024
	(Unaudited)
ASSETS
Current Assets:
Cash	$11,366,228	$12,428,369
Accounts receivable, net	9,400,763	5,417,513
Inventories	20,727,685	27,241,573
Prepaid expenses and other current assets	2,981,096	2,746,068
Advance to suppliers, net	3,166,899	3,086,137
Total Current Assets	47,642,671	50,919,660

Restricted cash - non-current	1,607,644	1,608,498
Long-term deposits	1,000,682	802,306
Deferred tax assets, net	158,329	158,329
Property, plant, and equipment, net	24,573,926	24,998,096
Goodwill	499,282	499,282
Operating lease right of use assets	1,177,242	1,259,395
Total Assets	$76,659,776	$80,245,566

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$2,130,743	$-
Accounts payable	3,299,839	6,340,237
Accrued expenses	3,425,901	4,175,843
Income tax payable - current	1,449,202	1,647,199
Other payables	2,300,102	2,234,870
Deferred revenue	246,027	10,200
Operating lease liabilities - current	288,768	370,802
Total Current Liabilities	13,140,582	14,779,151

Operating lease liabilities - non-current	592,122	618,302
Income tax payable - non-current	-	417,450
Total Liabilities	13,732,704	15,814,903

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 shares issued, and 12,294,840 shares outstanding	12,534	12,534
Additional paid-in capital	24,386,029	23,917,094
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	413,821	413,821
Retained earnings	39,744,280	41,704,238
Accumulated other comprehensive loss	(483,406)	(492,319)
Total Jerash Holdings (US), Inc. Stockholders’ Equity	62,904,212	64,386,322

Noncontrolling interest	22,860	44,341
Total Equity	62,927,072	64,430,663

Total Liabilities and Equity	$76,659,776	$80,245,566

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  (Unaudited)

	For the Three Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,366,697)	$495,115
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	612,759	608,776
Stock-based compensation expenses	468,935	240,802
Amortization of operating lease right-of-use assets	150,008	205,112

Changes in operating assets:
Accounts receivable	(3,983,251)	(4,169,920)
Bills receivable	-	87,573
Inventories	6,513,887	8,856,426
Prepaid expenses and other current assets	(235,028)	62,161
Advance to suppliers	(80,762)	(1,679,610)
Changes in operating liabilities:
Accounts payable	(3,040,398)	(2,211,568)
Accrued expenses	(749,942)	(485,721)
Other payables	65,232	(203,553)
Deferred revenue	235,827	(303,261)
Operating lease liabilities	(176,069)	(206,702)
Income tax payable	(615,449)	(1,270,858)
Net cash (used in) provided by operating activities	(2,200,948)	24,772

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(130,271)	(61,258)
Payments for construction of properties	(15,150)	(1,434,965)
Payment for long-term deposits	(241,544)	(276,498)
Net cash used in investing activities	(386,965)	(1,772,721)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(614,742)	(614,742)
Repayment from short-term loan	(3,435,297)	-
Proceeds from short-term loan	5,566,040	3,117,337
Net cash provided by financing activities	1,516,001	2,502,595

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	8,917	(95,016)

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(1,062,995)	659,630

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	14,036,867	19,411,603

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$12,973,872	$20,071,233

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$12,973,872	$20,071,233
LESS: NON-CURRENT RESTRICTED CASH	1,607,644	1,611,294
CASH, END OF THE PERIOD	$11,366,228	$18,459,939

Supplemental disclosure information:
Cash paid for interest	$480,203	$388,951
Income tax paid	$726,177	$1,585,961

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$44,215	$25,464
Operating lease right of use assets obtained in exchange for operating lease obligations	$67,512	$177,068